Exhibit 99.1

Total and Tellurian finalize Driftwood equity investment and LNG purchase agreements

Houston, July 10, 2019 – Tellurian Inc. (Tellurian) (NASDAQ: TELL) announced today that it has entered into definitive agreements with Total Delaware, Inc. (Total) and Total Gas & Power North America, Inc. (Total Gas & Power), subsidiaries of Total S.A., for Total Gas & Power to purchase one million tonnes per annum (mtpa) of liquefied natural gas (LNG) from the Driftwood LNG terminal (Driftwood) and for Total to invest $500 million in Driftwood Holdings LP. In addition, Tellurian and Total Gas & Power entered into a definitive sales and purchase agreement for an additional 1.5 mtpa of LNG from Tellurian’s LNG offtake volumes from Driftwood. The SPA is for the purchase of LNG free on board at a price based on the Platts Japan Korea Marker. The definitive agreements are consistent with the terms contemplated by the Heads of Agreement announced on April 3, 2019, and are subject to certain closing conditions, including the final investment decision (FID) to construct Driftwood.

President and CEO Meg Gentle said, “The agreements we have executed with Total confirm the business model for the Driftwood project, establishing it as an LNG joint venture partnership with an implied value of $13.8 billion. The Tellurian team thanks Total for their leadership and we look forward to beginning the largest privately funded U.S. infrastructure project.  We intend to finalize the agreements with the remaining partners and make FID in 2019. At full capacity, Driftwood will be capable of exporting approximately 4 billion cubic feet per day of natural gas, providing solutions for the acute U.S. oversupply and delivering cleaner air to the world.”

As previously announced, in April 2019, Tellurian and Total executed a common stock purchase agreement pursuant to which Total will purchase shares of Tellurian common stock for approximately $200 million, subject to certain closing conditions, including the FID to construct Driftwood. Total’s aggregate investment in the Tellurian portfolio will be approximately $907 million at FID.

The Driftwood LNG terminal is a proposed ~27.6 mtpa liquefaction export facility that will be located near Lake Charles, Louisiana on the U.S. Gulf Coast. The terminal and associated pipeline have received all the necessary permits and licenses to begin construction.

About Tellurian Inc.

Tellurian was founded by Charif Souki and Martin Houston and is led by President and CEO Meg Gentle. Tellurian intends to create value for shareholders by building a low-cost, global natural gas business, profitably delivering natural gas to customers worldwide. Tellurian is developing a portfolio of natural gas production, LNG trading, and infrastructure that includes an ~27.6 mtpa LNG export facility and an associated pipeline. Tellurian is based in Houston, Texas, and its common stock is listed on the Nasdaq Capital Market under the symbol “TELL.”

For more information, please visit www.tellurianinc.com

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1201 Louisiana Street Suite 3100   |   Houston, TX 77002   |   TEL + 1 832 962 4000   |   www.tellurianinc.com

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of U.S. federal securities laws. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “initial,” “intend,” “may,” “plan,” “potential,” “project,” “proposed,” “should,” “will,” “would,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements herein relate to, among other things, the capacity, timing, development plan and other aspects of the Driftwood project, the parties’ ability to complete contemplated transactions (including, where applicable, to enter into definitive agreements relating to those transactions), Total’s pro forma ownership and aggregate investment in Tellurian, and the occurrence and timing of FID for the Driftwood project. These statements involve a number of known and unknown risks, which may cause actual results to differ materially from expectations expressed or implied in the forward-looking statements. These risks include the matters discussed in Item 1A of Part I of the Annual Report on Form 10-K of Tellurian for the fiscal year ended December 31, 2018, and other Tellurian filings with the Securities and Exchange Commission, all of which are incorporated by reference herein. There can be no assurance that Tellurian and Total will complete the contemplated transactions.  FID is subject to the completion of financing arrangements that may not be completed within the time frame expected or at all. Achieving FID will require substantial amounts of financing in addition to that contemplated by the agreements discussed in this press release, and Tellurian believes that it may enter into discussions with potential sources of such financing and Total in order to achieve commercial terms acceptable to all parties. Accordingly, final agreements may have terms that differ significantly from those described in this press release.  The forward-looking statements in this press release speak as of the date of this release. Although Tellurian may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

Tellurian contacts

Media: Joi Lecznar SVP Public Affairs and Communication Phone +1.832.962.4044 joi.lecznar@tellurianinc.com	Investors: Amit Marwaha Director, Investor Relations Phone +1.832.485.2004 amit.marwaha@tellurianinc.com

1201 Louisiana Street Suite 3100   |   Houston, TX 77002   |   TEL + 1 832 962 4000   |   www.tellurianinc.com